Health Insurance Innovations, Inc. Appoints John Fichthorn to Board of Directors

Establishes New Risk and Compliance Committee

TAMPA, Fla., Dec. 14, 2017 – Health Insurance Innovations, Inc. (NASDAQ:HIIQ), a leading developer, distributor, and cloud-based administrator of affordable health insurance and supplemental plans, today announced the appointment of John A. Fichthorn to the Company’s Board of Directors (the “Board”) as a new independent director, effective immediately. Mr. Fichthorn will also join a newly formed Risk and Compliance Committee that will further strengthen the Company’s market-leading compliance and customer service.

Mr. Fichthorn currently serves as Head of Alternative Investments for B. Riley Capital Management, LLC, which is an SEC-registered investment adviser and wholly-owned subsidiary of B. Riley Financial, Inc. (NASDAQ: RILY). He previously served as co-founder and CEO of Dialectic Capital Management, LLC from 2003 to 2017. He brings a wealth of experience as an investor in both technology and healthcare companies and as a board member for several NASDAQ-listed companies over the last decade.

“John will add valuable perspective and significant industry expertise to the HIIQ Board,” said Paul G. Gabos, Chairman of the HIIQ Board of Directors. “We look forward to working closely with him as HIIQ continues executing on its successful strategy of providing differentiated services in the dynamic individual health insurance marketplace while upholding the highest standards in customer service and compliance. We believe that John will provide great insight and value to HIIQ’s stockholders in the Company’s effort to continue to deliver strong financial results and continue to succeed and grow in the dynamic individual health insurance marketplace.”

Mr. Fichthorn commented, “I am excited to join the HIIQ Board. In addition, that I have also been appointed to the Board’s newly-formed Risk and Compliance Committee demonstrates HIIQ’s commitment to even greater transparency and compliance. With support from the Company’s knowledgeable and experienced Board and management team, HIIQ is uniquely positioned to take advantage of opportunities for growth as the healthcare landscape continues to evolve.”

“As the business of HIIQ grows and shifts, the demands of the Board must evolve ,” said J. Carlo Cannell, Managing Member of Cannell Capital LLC, a beneficial owner of 8% of the Class A common shares of HIIQ. “I am gratified by the anointment of J. A. Fichthorn to the Board, and believe he brings robust experience and additional credibility. Accordingly, Cannell Capital will be modifying its investment position from ‘active’ to ‘passive’ shortly.”

With Mr. Fichthorn’s appointment, HIIQ’s Board of Directors now comprises eight directors, five of whom are independent.

Risk and Compliance Committee

HIIQ also announced today the formation of a Risk and Compliance Committee of the Board, which will assist the Board and the Company in navigating today’s complex regulatory environment. The Committee will initially include all of the Company’s independent directors, Paul E. Avery, Anthony J. Barkett, Robert S. Murley, Paul G. Gabos and John A. Fichthorn, as well as the Company’s Chief Executive Officer and President, Gavin D. Southwell.

“The formation of the Risk and Compliance Committee demonstrates HIIQ’s continued focus on upholding and enhancing the highest standards in legal and regulatory compliance and customer service. The Board will benefit from the Committee’s counsel as the Company continues its investments in these key areas,” Mr. Gabos added.

About Health Insurance Innovations, Inc. (HIIQ)

HIIQ is a market leader in developing innovative health insurance products that are affordable and meet the needs of health insurance plan shoppers. HIIQ develops insurance products through our relationships with best-in-class insurance companies and markets them via its broad distribution network of licensed insurance agents across the nation, its call center network and its unique online capability. Additional information about HIIQ can be found at HiiQuote.com. HIIQ’s Consumer Division includes AgileHealthInsurance.com, a website for researching, comparing and purchasing short-term health insurance products online and HealthPocket.com, a free website that compares and ranks all health insurance plans, and uses objective data to publish unbiased health insurance market analyses and other consumer advocacy research.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on HIIQ’s current assumptions, expectations and beliefs are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, state regulatory oversight and examinations of us and our carriers and distributors, legal and regulatory compliance by our carriers and distributors, the amount of commissions paid to us or changes in health insurance plan pricing practices, competition, changes and developments in the United States health insurance system and laws, and HIIQ’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HIIQ’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) as well as other documents that may be filed by HIIQ from time to time with the Securities and Exchange Commission, which are available at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Health Insurance Innovations, Inc.:
Michael Hershberger
Chief Financial Officer
(813) 397-1187
mhershberger@hiiquote.com

Investor Contact:
John Evans
PIR Communications
(415) 309-0230
IR@hiiquote.com